Exhibit 10.2

Amendment 1 to
ALLIANT TECHSYSTEMS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Alliant Techsystems, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2005 (the “Plan”), is hereby amended as follows:

1.             Section 3.1 of the Plan is amended, effective January 1, 2007, to read in its entirety as follows:

“3.1.        Participating Employees.  The individuals eligible to participate in and receive benefits under the Plan (“Participating Employees”) are those employees of Alliant Techsystems Inc. and its affiliates:

(a)                                  who are participants in the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan or any other nonqualified deferred compensation plan maintained by Alliant and its affiliates; or

(b)                                 whose individual employment agreement or other separate written agreement between Alliant (or an affiliate of Alliant) and such employee specifies that such employee is eligible to receive benefits under this Plan; or

(c)                                  who are Participants in one of the Pension Plans (as described in Section 3.2 below) and (i) who are actively employed by Alliant Techsystems Inc. or its affiliates or on approved leave of absence, and (ii) whose benefits under the applicable Pension Plan would be greater if computed without regard to the limits imposed under Code sections 401(a)(17) and 415; or

(d)                                 who are affirmatively selected for participation in this Plan by the Chief Executive Officer (“CEO”) of Alliant (or any person authorized to act on behalf of the CEO by the Board of Directors of Alliant Techsystems Inc. (the “Board of Directors”) and, for a Section 16 Officer, by the Personnel and Compensation Committee of the Board of Directors).

For purposes of this Plan, a Section 16 Officer is an officer of Alliant (or an affiliate of Alliant) who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended.  Notwithstanding anything apparently to the contrary contained in this Plan, the Plan shall be construed and administered to prevent the duplication of benefits provided under this Plan and any other qualified or nonqualified plan maintained in whole or in part by Alliant or any predecessor, successor or affiliate.

Notwithstanding anything apparently to the contrary contained in this Plan, no individual hired or rehired as an employee of Alliant or any of its affiliates on or after January 1, 2007 shall be a Participating Employee with respect to any period of employment beginning on or after January 1, 2007, except as and in accordance with such terms as may be specified by the Personnel and Compensation Committee of the Board of Directors of Alliant.”

2.             Section 4.1.1 of the Plan is amended, effective January 1, 2007, to read in its entirety as follows:

“4.1.1.     Amount of Benefit.  This Plan shall pay to Participating Employees the excess, if any, of

(a)                                  the amount that would have been payable under the applicable Pension Plan if such benefit had been determined:

(i)                                     without regard to the benefit limitations under section 415 of the Code, and

(ii)                                  without regard to compensation limitation of section 401(a)(17) of the Code, and

(iii)                               by including in Recognized Compensation, Earnings and Final Average Earnings (as defined under the applicable Pension Plan) amounts not otherwise included because they were deferred at the election of the Participating Employee under the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan or any other nonqualified deferred compensation plan at the time or times when they would have been included but for such election to defer; and

(iv)                              as adjusted pursuant to the terms of any employment agreement or any separate written agreement between Alliant (or an affiliate of Alliant) and the Participating Employee; minus

(b)                                 the amount actually payable from the applicable Pension Plan.

Notwithstanding anything to the contrary in the Plan, if the Participating Employee is a Participant in the Alliant Techsystems Inc. Pension and Retirement Plan under the benefit structure formerly known as the ATK SEG Retirement Plan or the Federal Cartridge Company Pension Plan, any service of such Participating Employee before December 7, 2001, shall be disregarded for benefit accrual purposes in determining any excess benefit provided under this Plan.

Notwithstanding anything to the contrary in the Plan, this Plan shall pay to Participating Employees identified on Schedule 1 attached to the Plan who terminate employment at or after age 55 the greater of (i) the amount determined under this Section 4.1.1 or (ii) the amount determined under this Section 4.1.1 as if the applicable Pension Plan were the benefit structure known as the Alliant Techsystems Inc. Pension Equity Plan under the Alliant Techsystems Inc. Pension and Retirement Plan.

Notwithstanding anything apparently to the contrary in the Plan, no benefit of a Participating Employee who is a former employee of Alliant or any of its affiliates, and who is rehired by Alliant or any of its affiliates on or after January 1, 2007, shall be attributable in whole or in part to employment, service or compensation after such rehire date, except as and in accordance with such terms as may be specified by the Personnel and Compensation Committee of the Board of Directors of Alliant.”

3.             Section 4.1.2(d) of the Plan is amended, effective January 1, 2007, to read in its entirety as follows:

“Each Participating Employee not described in subsections (a), (b) or (c) of this Section 4.1.2, who terminates employment on or before December 31, 2006, shall receive payment of benefits under this Plan in the form of a lump sum on the later of (i) the earliest date after January 1, 2007 on which payment is administratively practicable, or (ii) the first day of the seventh month following termination of employment.  Lump sum payments shall be calculated as of January 1, 2007, using the mortality table described in section 417(e) of the Code and an interest rate that is the greater of 6% or the rate described in section 417(e) of the Code, as in effect under the Pension Plan on that date, except that lump sums for Participating Employees covered by the benefit structures known as (A) the Alliant Techsystems Inc. Retirement Plan or the Alliant Techsystems Inc. Pension Equity Plan under the Alliant Techsystems Inc. Pension and Retirement Plan, (B) the Thiokol Pension Equity Plan under the Thiokol Propulsion Pension Plan, or (C) the Alliant Techsystems Pension Equity Plan under the Alliant Techsystems Inc. Retirement Income Plan (GOCO), shall be their Account Balances (as that term is defined under those benefit structures, respectively).  Lump sum payments made after January 31, 2007 shall be credited with simple interest for the period from January 1, 2007 until the date of payment at a rate equal to the greater of 6% or the rate described in section 417(e) of the Code, as in effect under the Pension Plan on January 1, 2007.”

4.             The following new Section 4.1.2(f) is added to the Plan, effective November 1, 2006, to read in its entirety as follows:

“(f)                              For purposes of Section 4.6.2 and subsections (d) and (e) of this Section 4.1.2, for lump sums calculated using the stated interest and mortality factors, lump sum amounts shall be determined on the basis of (i) the immediate annuity to which the Participating Employee is entitled under the applicable Pension Plan in the case of a Participating Employee who is entitled to an immediate annuity under the applicable Pension Plan, or (ii) the annuity to which the Participating Employee is entitled at Normal Retirement Age (as that term is defined in the applicable Pension Plan) under the applicable Pension Plan in the case of a Participating Employee who is not entitled to an immediate annuity under the applicable Pension Plan.”

5.             Section 4.6.2 of the Plan is amended, effective November 1, 2006, to read in its entirety as follows:

“4.6.2.               Exception for Small Benefits.  Notwithstanding any other provision of this Plan to the contrary, Alliant shall pay any benefit which is payable under this Plan to a Participating Employee or a Beneficiary in a lump sum payment if the present value of the benefit (as determined under the actuarial factors for the applicable Pension Plan for such Participating Employee or Beneficiary) is $50,000 or less, and the Participating Employee or Beneficiary either has accrued a benefit under this Plan after December 31, 2004  or is not receiving benefit payments under this Plan on or before December 31, 2006.  In the case of any Participating Employee or Beneficiary who accrued no benefit under this Plan after December 31, 2004 and is receiving benefit payments under this Plan on or before December 31, 2006, Alliant, in its discretion, may pay any remaining benefit which is payable under this Plan in a lump sum payment if the present value of the benefit (as determined under the actuarial factors for the applicable Pension Plan for such Participating Employee or Beneficiary) is $50,000 or less.  Notwithstanding any provisions of this Section 4.6.2 to the contrary, lump sums for Participating Employees covered by the benefit structures known as (A) the Alliant Techsystems Inc. Retirement Plan or the Alliant Techsystems Inc. Pension Equity Plan under the Alliant Techsystems Inc. Pension and Retirement Plan, (B) the Thiokol Pension Equity Plan under the Thiokol Propulsion Pension Plan, or (C) the Alliant Techsystems Pension Equity Plan under the Alliant Techsystems Inc. Retirement Income Plan (GOCO), shall be their Account Balances (as that term is defined under those benefit structures, respectively).”

Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Plan.

Except as expressly amended herein, the Plan shall remain in full force and effect in accordance with its terms and provisions as in effect on the effective date of this Amendment 1.